Filed Pursuant to Rule 433
Registration Nos. 333-132370 and 333-132370-01
6.60% ELKS (Equity Linked Notes)
Based Upon the Common Stock of Newmont Mining Corporation
Final Terms and Conditions
April 24, 2007

Issuer:	Citigroup Funding Inc.

Issuer Rating:	The creditworthiness of CFI is Aa1/AA (Moody’s / S&P) based upon a full and unconditional guarantee from its parent company, Citigroup Inc.

Currency:	United States Dollar (“USD”).

Underlying Stock:	Newmont Mining Corporation (NYSE, “NEM”).

Offering:	6.60% Newmont Mining Corporation Equity Linked Securities (the “ELKS”).

Issue Size:	341,700 Units (Principal Amount of USD 14,952,792.00).

Trade Date:	April 24, 2007.

Issue Date:	May 1, 2007.

Valuation Date:	October 24, 2007.

Maturity Date:	October 31, 2007.

Offering Price:	USD 43.76 per Unit.

Coupon:	6.60% per annum paid quarterly.

Initial Stock Price:	USD 43.76 (or 100%).

Cap Price:	USD 48.14, which represents approximately 110% of the Initial stock Price.

Final Stock Price:	The closing price of the Underlying Stock on the Valuation Date.

Payment at Maturity:	For each note of USD 43.76:
	1)	If the Final Stock Price is less than or equal to the Initial Stock Price and:
	a)	the Underlying Stock depreciates by approximately 15% or more, to a price of USD 37.20 or lower, relative to the Initial Stock Price at any time after the Trade Date up to and including the Valuation Date (including intra-day) during the term of the ELKS then the USD cash value of a number of shares of the Underlying Stock for each note equal to product of (i) the Exchange Ratio and (ii) the Final Stock Price, or
	b)	the Underlying Stock does not depreciate by approximately 15% or more, to a price of USD 37.20 or lower, relative to the Initial Stock Price at any time after the Trade Date up to and including the Valuation Date (including intra-day) during the term of the ELKS then a payment of USD 43.76 per Unit

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus and prospectus supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus by calling toll-free 1-800-248-3580.

6.60% ELKS (Equity Linked Notes)
Based Upon the Common Stock of Newmont Mining Corporation
Final Terms and Conditions
April 24, 2007

	2)	If the Final Stock Price is greater than the Initial Stock Price and:
		a)	the Final Stock Price is less than or equal to the Cap Price then the USD cash value of a number of shares of the Underlying Stock for each note equal to product of (i) the Exchange Ratio and (ii) the Final Stock Price, or
		b)	the Final Stock Price is greater than the Cap Price then the USD cash value of a number of shares of the Underlying Stock for each note equal to product of (i) the Exchange Ratio (ii) the Final Stock Price, and (iii) a ratio equal to the Cap Price divided by the Final Stock Price

Exchange Ratio:	1.0 share of the Underlying Stock for each ELKS of USD 43.76 principal amount with any fractional shares to be paid in cash.

Business Days:	Any day that is not a Saturday, a Sunday or a day on which the securities exchanges or banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close.

Calculation Agent:	Citigroup Global Markets Inc.

Form and Denomination:	Registered Medium Term Notes in minimum denominations and minimum increments of USD 43.76.

Clearing and Settlement:	DTC.

Listing:	None.

CUSIP:	17311G821

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus and prospectus supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus by calling toll-free 1-800-248-3580.

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